PROSPECTUS SUPPLEMENT DATED MARCH 15, 2000      FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus Dated October 1, 1999)                     SEC FILE NO. 333-84661

                                  $100,000,000
                                  ITC/\DeltaCom
                 4 1/2% Convertible Subordinated Notes Due 2006

  This prospectus supplement relates to resales by the holders of ITC/\DeltaCom, Inc.'s 4 1/2% Convertible Subordinated Notes due 2006 and the shares of ITC/\DeltaCom's common stock, par value $.01 per share, issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated October 1, 1999, which is to be delivered with this prospectus supplement.

  The information appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information included in the table below.


                                                 Principal            Principal
                                              Amount of Notes         Amount of         Common
                                               Beneficially             Notes         Stock Owned          Common
                                                Owned Prior            Offered        Prior to the      Stock Offered
                Name                          to the Offering          Hereby         Offering(1)         Hereby(2)
                ----                          ---------------         ---------       ------------      -------------

Bear Stearns & Co.........................     $  1,375,000         $  1,375,000         51,556            51,556
White River  Securities LLC...............     $  1,375,000         $  1,375,000         51,556            51,556
JMG Convertible Investments, L.P..........     $  1,250,000         $  1,250,000         46,869            46,869
Triton Capital Investments, Ltd...........     $  5,250,000         $  5,250,000        196,850           196,850
LDG Limited...............................     $    150,000         $    150,000          5,624             5,624
TQA Leverage Fund, L.P....................     $    500,000         $    500,000         18,747            18,747
TQA Vantage Fund, Ltd.....................     $  1,000,000         $  1,000,000         37,495            37,495
TQA Vantage Plus Fund, Ltd................     $    350,000         $    350,000         13,123            13,123
Employee Benefit Convertible Securities
 Fund.....................................     $    225,000         $    225,000          8,436             8,436
Nations Capital Income Fund...............     $  3,150,000         $  3,150,000        118,110           118,110
Forest Alternative Strategies Fund II LP
 Series A 5 M.............................          105,000(4)      $    105,000          3,937(4)          3,937
Chase Manhattan N.A., Trustee for IBM
 Retirement Plan dated 12/18/45...........     $  1,957,000(5)      $  1,957,000         73,378(5)         73,378
Value Line Convertible Fund, Inc..........     $    500,000         $    500,000         18,747            18,747
Alexandra Global Investment Fund I Ltd....     $  3,000,000         $  3,000,000        112,485           112,485
Conseco Senior Health Insurance Company -
 Convertible..............................     $    625,000         $    625,000         23,434            23,434
Conseco Health Insurance
 Company-Convertible......................     $    625,000         $    625,000         23,434            23,434
Conseco Funds Group - Convertible.........     $  1,000,000         $  1,000,000         37,495            37,495
BNP Arbitrage SNC.........................     $  2,900,000         $  2,900,000        108,736           108,736
Highbridge International LLC..............     $  6,255,000(6)      $  6,255,000        234,533(6)        234,533
AFTRA Health Fund.........................     $    250,000         $    250,000          9,373             9,373
Mainstay Convertible Fund.................     $  3,000,000(6)      $  3,000,000        112,485(6)        112,485
Coditec International Ltd. E (VBL)........     $     50,000         $     50,000          1,874             1,874
Faria Fund Ltd............................     $     50,000         $     50,000          1,874             1,874
Federated Utility Fund, Inc...............     $  7,700,000         $  7,700,000        288,713           288,713
Federated Insurance Series, on behalf of
 its Federated Utility Fund II............     $    850,000         $    850,000         31,871            31,871
SunAmerica Series Trust, on behalf of its
 Federated Utility Portfolio..............     $    470,000         $    470,000         17,622            17,622
California Public Employees Retirement
 System...................................     $  2,000,000         $  2,000,000         74,990            74,990
First Mercury Insurance Company--Total
 Return...................................     $     20,000         $     20,000            749               749
Century National Insurance Company........     $    300,000         $    300,000         11,248            11,248
Nalco Chemical Company....................     $    250,000         $    250,000          9,373             9,373
State of Oregon Equity....................     $  5,325,000         $  5,325,000        199,662           199,662

                                                 Principal            Principal
                                              Amount of Notes         Amount of         Common
                                               Beneficially             Notes         Stock Owned          Common
                                                Owned Prior            Offered        Prior to the      Stock Offered
                Name                          to the Offering          Hereby         Offering(1)         Hereby(2)
                ----                          ---------------         ---------       ------------      -------------

Delaware PERS.............................     $  1,400,000         $  1,400,000         52,493            52,493
ICI American Holdings Trust...............     $    600,000         $    600,000         22,497            22,497
Zeneca Holdings Trust.....................     $    600,000         $    600,000         22,497            22,497
Pacific Life Insurance Company............     $  1,000,000         $  1,000,000         37,495            37,495
Pitney Bowes Retirement Fund..............     $  2,000,000         $  2,000,000         74,990            74,990
J.P. Morgan Securities Inc................     $  1,500,000         $  1,500,000         56,242            56,242
Convexity Partners LP.....................     $    750,000         $    750,000         28,121            28,121
Sage Capital..............................     $  1,300,000         $  1,300,000         48,743            48,743
Boulder Capital, Inc......................     $    358,000         $    358,000         13,423            13,423
Boulder II Limited........................     $    500,000         $    500,000         18,747            18,747
Pebble Capital Inc........................     $    142,000         $    142,000          5,324             5,324
                                               ------------         ------------      ---------         ---------
 Subtotal.................................     $ 62,007,000         $ 62,007,000      2,324,971         2,324,971
Unnamed holders of previously registered
 notes(7).................................     $ 37,955,000         $ 37,955,000      1,423,134         1,423,134
Any other holders of notes or future
 transferees from such holders(3).........     $     38,000         $     38,000          1,424             1,424
                                               ------------         ------------      ---------         ---------

 Total....................................     $100,000,000         $100,000,000      3,749,531         3,749,531
                                               ============         ============      =========         =========

-------------------------
(1) Comprises the shares of common stock owned by each selling holder prior to the offering, including the shares of common stock into which the notes held by the selling holder are convertible at the initial conversion rate of $26.67 per share, excluding fractional shares. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances, which are described in more detail in the accompanying prospectus under "Description of NotesConversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

(2) Assumes conversion into common stock of the full amount of notes held by the selling holder at the initial conversion rate of $26.67 per share and the offering of those shares by the selling holder pursuant to this prospectus supplement and accompanying prospectus. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances which are described in more detail in the accompanying prospectus under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The selling holders may offer and sell pursuant to the prospectus, their notes, the shares of common stock into which the notes are convertible, or both.

(3) Information concerning other selling holders of notes will be set forth in additional prospectus supplements from time to time, as required. No holder may offer notes pursuant to the prospectus until such holder is included as a selling holder in a supplement to the prospectus in accordance with the registration rights agreement. Assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $26.67 per share.

(4) Includes $100,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(5) Includes $1,345,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(6) Includes $1,000,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(7) Based on information provided to ITC/\DeltaCom by the trustee as of February 4, 2000. Excludes $3,445,000 principal amount of previously registered notes identified in footnotes (4) through (6).

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